Exhibit 99.1

Envirokare Tech, Inc. Provides an Update on Operating Results, Product Development and Commercial Activities at LRM Industries, LLC

New York, New York – October 4, 2007 - ENVIROKARE TECH, INC. (OTCBB: ENVK)

            Envirokare Tech, Inc. (OTCBB:ENVK) is pleased to provide the following update concerning operations, development and commercial activities at its joint venture, LRM Industries, LLC ("LRM").  Envirokare, through its business segment, LRM, is developing state-of-the-art TPF ThermoPlastic Flowforming™ technology to manufacture and market large molded products from reinforced and non-reinforced thermoplastic polymers.

            Operations: Since August 2007, LRM has been operating three shifts per day, 5-6 days per week.  Based on current demand, LRM expects to increase its operations to four shifts per day, seven days a week.  Production is expected to continue at this higher pace throughout 2008.

            Both the production and development lines are operating to meet current customer demand.  Based upon recent discussions, with respect to long-term contract negotiations, LRM anticipates initiating capacity expansion during the fourth quarter of 2007.  The expanded production capability is anticipated to be available during the first quarter of 2008.  In order to facilitate this growth, LRM has secured a financing commitment from SunTrust Bank.

             During the fourth quarter of 2007, a new chilling unit will be installed in order to upgrade the current production line.  This enhancement will increase efficiency and throughput by approximately 10-15%.

             LRM has received new and repeat orders from a number of customers.  These long-term production commitments will require the company to consider installing additional production capacity in late 2008.

            Commercial Programs:  LRM's third quarter revenues exceeded $225,000. The firm has a backlog of orders scheduled for fulfillment during the fourth quarter of 2007, with expected associated revenues exceeding $500,000.  LRM anticipates receiving additional orders from its existing customer base for the fourth quarter during the month of October 2007.

Based upon current forecasts for LRM products, revenues for 2008 should exceed $5,000,000 by a substantial margin.

              The capacity expansion referred to above is required to accommodate orders that will be fulfilled using LRM's patent pending, STF Sheetless ThermoForming™ process.  The innovative STF Sheetless ThermoForming™ process is being used to supply a variety of products, and the demand for STF Sheetless ThermoForming™ manufactured goods is expected to increase significantly during 2008.

              LRM expects to execute long-term purchase and supply agreements with current customers that are estimated to generate revenues in excess of $35,000,000 over the next 5 years (i.e., $7-$8 million USD per year).

            At the present time, LRM manufactures and sells products to a number of customers in the following industries:  Building and Construction, Transportation, and Materials Handling.

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            TPF ThermoPlastic Flowforming™ is an emerging process technology for the low pressure, fully automated molding of long-fiber-reinforced ("LFRT") and nonreinforced thermoplastic large structural parts providing enhanced mechanical properties through, with respect to LFRT parts, the randomization and preservation of fiber length in molded parts.  LFRT and nonreinforced molded products represent two of the fastest growing segments of the worldwide molded plastics market, with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments.  The worldwide market for LFRT and nonreinforced products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future.  The enhanced mechanical properties of TPF ThermoPlastic Flowforming™  molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make TPF ThermoPlastic Flowforming™  patented technology a strong contender for this multi-billion pound opportunity.

            Envirokare welcomes inquiries regarding their products and programs.  Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

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            This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").  In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act.  Such statements are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.